     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1994

                                            REGISTRATION STATEMENT NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     under

                           THE SECURITIES ACT OF 1933
                               ------------------

                               DUKE POWER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NORTH CAROLINA
                            (STATE OF INCORPORATION)
                                   56-0205520
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            422 SOUTH CHURCH STREET
                      CHARLOTTE, NORTH CAROLINA 28242-0001
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

                                  704-594-0887
                        (REGISTRANT'S TELEPHONE NUMBER)

                               ------------------

                               RICHARD J. OSBORNE
                   Vice President and Chief Financial Officer
                            422 South Church Street
                      Charlotte, North Carolina 28242-0001
                           Telephone No. 704-382-5159

                                  JOHN SPUCHES
                                Dewey Ballantine
                          1301 Avenue of the Americas
                         New York, New York 10019-6092
                           Telephone No. 212-259-7700

         (NAMES, ADDRESSES AND TELEPHONE NUMBERS OF AGENTS FOR SERVICE)

                               ------------------

                                    Copy to:
                                 PETER H. JAKES
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                            New York, New York 10022
                           Telephone No. 212-821-8230
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                               ------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                    PROPOSED        PROPOSED
                                                     MAXIMUM         MAXIMUM
                                     AMOUNT         OFFERING        AGGREGATE       AMOUNT OF
     TITLE OF EACH CLASS OF           TO BE           PRICE         OFFERING      REGISTRATION
  SECURITIES TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)      PRICE(2)           FEE
- ------------------------------------------------------------------------------------------------
Common Stock, without par value 16,000,000 shares     $38.69      $619,040,000      $213,463
- ------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) Includes 2,000,000 shares which may be sold if the over-allotment options granted to the Underwriters are exercised. See "Underwriting."

(2) Calculated pursuant to Rule 457(c) based on the average of the high and low sale prices per share as reported on the New York Stock Exchange Composite Tape on March 1, 1994, solely for the purpose of calculating the registration fee.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except that they will contain different front and back cover pages and different descriptions of the plan of distribution under the caption "Underwriting" and the International Prospectus will contain an additional section under the caption "Certain United States Tax Consequences to Non-United States Holders." The U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein has been labeled "Alternate Page for International Prospectus."

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1994

                               14,000,000 SHARES
                               DUKE POWER COMPANY
                                  COMMON STOCK
                              (WITHOUT PAR VALUE)

                            ------------------------

     Of the 14,000,000 shares of Common Stock offered, 11,200,000 shares are being offered hereby in the United States and 2,800,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

     All of the shares of Common Stock offered hereby are being sold by the Selling Shareholder. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares offered hereby.

     The Common Stock is listed on the New York Stock Exchange under the symbol "DUK." The last sale price of the Common Stock on March 1, 1994 as reported on the New York Stock Exchange Composite Tape was $38.50 per share. See "Common Stock Price Range and Dividends."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                          INITIAL PUBLIC        UNDERWRITING        PROCEEDS TO SELLING
                                          OFFERING PRICE        DISCOUNT(1)           SHAREHOLDER(2)
                                          --------------        ------------        -------------------
Per Share.............................           $                    $                      $
Total(3)..............................           $                    $                      $

- ---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $440,000 payable by the Selling Shareholder. Expenses payable by the Company are estimated to be $20,000.

(3) The Selling Shareholder has granted the Underwriters an option for 30 days to purchase up to an additional 2,000,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Selling
    Shareholder will be $      , $      and $      , respectively. See
    "Underwriting."

                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on
or about March   , 1994.

GOLDMAN, SACHS & CO.
                            MERRILL LYNCH & CO.

                                                  MORGAN STANLEY & CO.
                                                      INCORPORATED
                            ------------------------

                 The date of this Prospectus is March   , 1994

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Ill. and Seven World Trade Center, 13th Floor, New York, N.Y. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock and certain other securities of the Company are listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected and copied at the library of the New York Stock Exchange at 20 Broad Street, New York, N.Y.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          (1) Annual report on Form 10-K for the year ended December 31, 1992.

          (2) Amendment to Form 10-K on Form 8 dated March 12, 1993.

          (3) Quarterly reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

          (4) Current report on Form 8-K dated February 18, 1994.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such documents; provided, however, that documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Exchange Act prior to the filing with the Commission of the Company's most recent annual report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such annual report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, DUKE POWER COMPANY, P.O. BOX 1005, CHARLOTTE, NC 28201-1005 (TELEPHONE NO. 704-382-3853 OR 800-488-3853 (TOLL-FREE)).
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial data incorporated by reference herein.

                                 THE OFFERINGS

     The 11,200,000 shares of Common Stock being offered in the United States (the "United States Offering") and the 2,800,000 shares of Common Stock being offered outside the United States (the "International Offering") are referred to herein together as the "Offerings."

Common Stock offered by the Selling Shareholder(1)
     United States Offering..................   11,200,000 shares
     International Offering..................   2,800,000 shares
     Over-allotment options..................   2,000,000 shares
          Total..............................   16,000,000 shares
Common Stock outstanding before and after the
  Offerings..................................   204,859,339 shares(2)
Use of proceeds..............................   All of the shares of Common Stock offered
                                                hereby are being sold by the Selling
                                                Shareholder. The Company will not receive any
                                                of the proceeds from the Offerings.
New York Stock Exchange symbol...............   DUK

- ---------------
(1) Assumes that the Underwriters' over-allotment options are exercised in full. See "Underwriting."

(2) Based upon the number of shares of Common Stock outstanding as of February 28, 1994.

                                  THE COMPANY

Business......Generation, transmission, distribution and sale of electric energy
Service Area.........Approximately 20,000 square miles in central North Carolina and western South Carolina (Piedmont Carolinas)
Service Area Population..................................Approximately 4,800,000
Customers................................................Approximately 1,700,000
Sales during 1993 (kilowatt hours)...............76 billion (6th largest of U.S.
                                                       investor-owned utilities)
Customer Mix (kilowatt hours).........Residential (26%), General Services (22%),
                           Industrial (37%) and Other Energy and Wholesale (15%)
Generating Capability (kilowatts)........17,845,000 (Coal (42%), Nuclear (40>%),
                                                          Hydro and Other (18%))
Sources of Generation during 1993.....Nuclear (57%), Coal (41%), Hydro and Other
                                                                            (2%)
Utility Subsidiary.............................Nantahala Power and Light Company
Non-Utility Subsidiaries...Other subsidiaries include Church Street Capital Corp
                           (funds management and parent company of non-regulated subsidiaries), Crescent Resources, Inc. (real estate development and forest management), Duke Engineering & Services, Inc. (marketing of technical, engineering and construction services), Duke/Fluor Daniel, a joint venture with Fluor Daniel, Inc. (design, construction, operation and maintenance support primarily for coal-fired generating plants) and Duke Energy Group, Inc. (structuring, financing and managing of investments in electric generation and transmission facilities).

                             SUMMARY FINANCIAL DATA
                  (Amounts In Thousands Except Per Share Data)

                                                                        YEAR ENDED DECEMBER 31
                                                                      --------------------------
                                                                         1993           1992
                                                                      -----------    -----------
Electric Revenues..................................................   $ 4,281,876    $ 3,961,484
Earnings for Common Stock..........................................      $573,986       $451,676
Average Common Shares Outstanding..................................       204,859        204,819
Earnings per Share.................................................         $2.80          $2.21
Dividends per Share
  (most recent quarter-$0.47)......................................         $1.84          $1.76
Plant Construction Costs
  (including nuclear fuel).........................................      $669,460       $591,826
Electric Plant, Net (at end of year)...............................   $ 8,924,109    $ 8,780,123



                                                                         AS OF DECEMBER 31, 1993
                                                                      --------------------------
Long-Term Debt.....................................................   $ 3,285,397            39%
Preferred Stocks...................................................       781,000              9
Common Stock Equity................................................     4,337,734             52
     Total Capitalization..........................................   $ 8,404,131            100%
Short-Term Notes Payable...........................................       $18,000

                                  THE COMPANY

     The Company is engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both States known as the Piedmont Carolinas. Its service area, approximately two-thirds of which lies in North Carolina, covers about 20,000 square miles with an estimated population of 4,800,000 and includes a number of cities, of which the largest are Charlotte, Greensboro, Winston-Salem and Durham in North Carolina and Greenville and Spartanburg in South Carolina. During 1993, the Company's electric revenues amounted to approximately $4.3 billion, of which about 70% was derived from North Carolina and about 30% from South Carolina. The Company ranks sixth in the United States among investor-owned utilities in kilowatt-hour sales. Its executive offices are located in the Power Building, 422 South Church Street, Charlotte, North Carolina 28242-0001 (Telephone No. 704-594-0887).

SERVICE AREA

     The Company supplies electric service directly to approximately 1,700,000 residential, commercial and industrial customers in more than 200 cities, towns and unincorporated communities in North Carolina and South Carolina. Electricity is sold at wholesale to nine incorporated municipalities and to several private utilities. In addition, in 1993 approximately 9% of total sales were made through contractual arrangements to former wholesale municipal or cooperative customers of the Company who had purchased portions of the Catawba Nuclear Station (collectively, the "Other Catawba Joint Owners").

     The Company's service area is undergoing increasingly diversified industrial development. The textile, manufacture of machinery and equipment, chemical and chemical-related industries are of major significance to the economy of the area. Other industrial activity includes the paper and allied products, rubber and plastic products and various other light and heavy manufacturing and service businesses. The largest industry served by the Company is the textile industry, which accounted for approximately $488,000,000 of the Company's revenues for 1993, representing 11% of electric revenues and 40% of electric industrial revenues.

RATE MATTERS

     The North Carolina Utilities Commission ("NCUC") and The Public Service Commission of South Carolina ("PSCSC") must approve the Company's rates for retail sales within the respective states. The Federal Energy Regulatory Commission must approve the Company's rates for sales to wholesale customers, including the contractual arrangements between the Company and the Other Catawba Joint Owners.

     In its most recent general rate case, the NCUC authorized a jurisdictional rate of return on common equity of 12.50% and the PSCSC authorized a jurisdictional rate of return on common equity of 12.25%.

CONSTRUCTION PROGRAM

     The Company's construction program and the estimated construction costs set forth below are subject to continuing review and are revised from time to time in light of changes in load forecasts, the Company's financial condition (including cash flow, earnings and levels of rates), changing regulatory and environmental standards, and other factors.

     Projected construction and nuclear fuel costs, excluding costs related to portions of the Catawba Nuclear Station owned by the Other Catawba Joint Owners, for each of 1994, 1995 and 1996 and for the three-year period 1994-1996, as now scheduled, are as follows (in millions of dollars):

                    TYPE OF FACILITIES                  1994     1995     1996     TOTAL
    --------------------------------------------------  ----     ----     ----     ------
    Generation........................................  $475     $436     $243     $1,154
    Transmission......................................    44       49       55        148
    Distribution......................................   200      211      233        644
    Other.............................................   120      120       82        322
                                                        ----     ----     ----     ------
    Total.............................................  $839     $816     $613     $2,268
                                                        ----     ----     ----     ------
                                                        ----     ----     ----     ------
    Nuclear Fuel......................................  $143     $123     $128     $  394
                                                        ----     ----     ----     ------
                                                        ----     ----     ----     ------

The Company's procedures for estimating construction costs (which include allowance for funds used during construction) utilize, among other things, past construction experience, current construction costs and allowances for inflation.

     The Company anticipates that approximately 86% of the projected construction and nuclear fuel costs for the three-year period 1994-1996 will be financed through internally generated funds.

     The Company is building a combustion turbine facility in Lincoln County, North Carolina to provide capacity at periods of peak demand. The Lincoln Combustion Turbine Station will consist of 16 combustion turbines with a total generating capacity of 1,184,000 KW. The estimated total cost of the facility is approximately $500,000,000. Current plans are for ten units to begin commercial operation by the end of 1995 and the remaining six units to begin commercial operation before the end of 1996. The issuance in 1991 of a final air permit for the facility by the North Carolina Division of Environmental Management has been appealed. Legal proceedings in respect of the appeal are ongoing. The Company believes the permit will be upheld.

                              RECENT DEVELOPMENTS

     Earnings per share of Common Stock of the Company increased 27% from $2.21 in 1992 to $2.80 in 1993. The increase was primarily due to higher kilowatt-hour sales and a one-time charge taken in 1992 related to a refund to North Carolina retail customers of 32c per share.

     Total electric sales for 1993 increased by 7.1%. Residential sales, primarily driven by unusual weather conditions, increased by 9.4% and general service sales increased by 6.9%. Industrial sales increased by 4.3% reflecting continuing growth in the economy of the Company's service area, with textile sales up 2.3% and other industrial sales up 5.8%.

     On January 25, 1994, William H. Grigg was elected chairman, president and chief executive officer of the Company, effective April 28, 1994. Currently vice chairman of the Board of Directors with responsibility for developing corporate policy and strategy, he will succeed William S. Lee, who has served as chairman and chief executive officer of the Company since 1982. Mr. Grigg joined the Company in 1963 and during his career has served in a number of capacities, including executive vice president, vice president, finance, and general counsel of the Company.

     The Company experienced a new all-time peak load of 16,070,000 KW on January 19, 1994 during extremely cold weather. The Company's previous all-time peak load of 15,720,000 KW occurred on July 29, 1993 during unusually hot weather. The 1992-1993 winter peak load of 13,314,000 KW occurred on February 19, 1993.

                            SELECTED FINANCIAL DATA

                                             1993            1992            1991            1990            1989
                                          -----------     -----------     -----------     -----------     ----------
CONDENSED CONSOLIDATED STATEMENTS OF
  INCOME (thousands)
  Electric revenues(a)..................  $ 4,281,876     $ 3,961,484     $ 3,816,960     $ 3,705,131     $3,692,955
  Electric expenses(a)..................    3,467,811       3,236,789       3,110,137       3,062,348      2,988,355
                                          -----------     -----------     -----------     -----------     ----------
    Electric operating income...........      814,065         724,695         706,823         642,783        704,600
  Other income..........................       71,269          85,007         150,905         146,740        101,826
                                          -----------     -----------     -----------     -----------     ----------
    Income before interest deductions...      885,334         809,702         857,728         789,523        806,426
  Interest deductions...................      258,919         301,619         274,105         251,335        234,815
                                          -----------     -----------     -----------     -----------     ----------
  Net income............................      626,415         508,083         583,623         538,188        571,611
    Dividends on preferred and
      preference stock..................       52,429          56,407          54,683          52,616         52,477
                                          -----------     -----------     -----------     -----------     ----------
  Earnings for common stock.............  $   573,986     $   451,676     $   528,940     $   485,572     $  519,134
                                          -----------     -----------     -----------     -----------     ----------
                                          -----------     -----------     -----------     -----------     ----------
COMMON STOCK DATA(B)
  Shares of common stock
    -- year-end (thousands).............      204,859         204,859         204,699         202,584        202,563
    -- average (thousands)..............      204,859         204,819         203,431         202,570        202,554
  Per share of common stock
  Earnings..............................        $2.80           $2.21           $2.60           $2.40          $2.56
  Dividends.............................        $1.84           $1.76           $1.68           $1.60          $1.52
  Book value -- year-end................       $21.17          $20.26          $19.86          $18.84         $18.05
  Market price -- high-low..............   $44 7/8-35 3/8  $37 1/2-31 3/8   $35-26 3/4    $32 3/8-25 1/2  $28 1/4-21 3/8
                -- year-end.............      $42 3/8         $36 1/8             $35         $30 5/8       $28 1/16
BALANCE SHEET DATA (thousands)
  Total assets..........................  $12,193,107     $10,950,387     $10,470,615     $10,083,507     $9,542,398
  Long-term debt........................  $ 3,285,397     $ 3,288,111     $ 3,159,575     $ 3,102,746     $2,822,442
  Preferred stock with sinking fund
    requirements........................  $   281,000     $   279,519     $   228,650     $   239,800     $  247,825
  Preferred stock without sinking fund
    requirements........................  $   500,000     $   500,000     $   502,016     $   502,201     $  427,457

- ---------------
(a) Electric revenues, Electric expenses, Kilowatt-hour sales and Net interchange and purchased power for the years 1989 and 1990 include a reclassification for certain power transactions previously classified as Net interchange and purchased power prior to a 1990 order of the Federal Energy Regulatory Commission.

(b) All common stock data reflects the two-for-one split of common stock on September 28, 1990.

                          NON-UTILITY SUBSIDIARY DATA

     The principal non-utility subsidiaries of the Company are Church Street Capital Corp., Crescent Resources, Inc., Duke Engineering & Services, Inc., Duke/Fluor Daniel (a joint venture with Fluor Daniel, Inc.) and Duke Energy Group, Inc.

                                                               1993             1992             1991
                                                             --------         --------         --------
                                                                       (DOLLARS IN THOUSANDS)
Assets net of liabilities..................................  $416,613         $320,983         $221,829
Net income(a)..............................................  $ 19,915         $ 22,050         $ 17,570
Number of employees........................................       595              568              433

- ---------------

(a) 1991 excludes the cumulative effect of an accounting change of $6,727,000 after tax.

                         SELECTED OPERATING STATISTICS

                                                              YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------
                                              1993         1992         1991         1990         1989
                                           ----------   ----------   ----------   ----------   ----------
Sources of Electric Energy
  Millions of kilowatt-hours:
    Generated -- net output:
      Coal...............................      34,097       28,999       26,455       27,262       26,175
      Nuclear(a).........................      48,211       48,238       49,328       44,649       47,773
      Hydro(b)...........................       1,582        1,834        1,545        1,879        1,520
      Oil and Gas........................          43            5            7           53           27
                                           ----------   ----------   ----------   ----------   ----------
         Total generation................      83,933       79,076       77,335       73,843       75,495
    Purchased power and net
      interchange(c).....................       1,750        1,403          587        1,531        1,158
                                           ----------   ----------   ----------   ----------   ----------
         Total output....................      85,683       80,479       77,922       75,374       76,653
    Less: Other Catawba Joint Owners'
      share..............................      13,821       14,313       12,280       11,735       12,566
    Plus: Purchases from Other Catawba
      Joint Owners.......................       8,810        9,466        8,525        8,658        9,809
                                           ----------   ----------   ----------   ----------   ----------
         Total sources of energy.........      80,672       75,632       74,167       72,297       73,896
    Line loss and Company usage..........      (4,614)      (4,590)      (4,280)      (4,222)      (4,522)
                                           ----------   ----------   ----------   ----------   ----------
         Total kilowatt-hour sales(d)....      76,058       71,042       69,887       68,075       69,374
                                           ----------   ----------   ----------   ----------   ----------
                                           ----------   ----------   ----------   ----------   ----------
Average Cost Per Ton of Coal Burned......      $42.21       $43.47       $45.21       $45.49       $45.13
Electric Revenues
  Thousands of dollars:
      Residential........................  $1,424,173   $1,312,227   $1,272,322   $1,216,945   $1,198,705
      General service....................   1,014,124      964,853      921,337      886,480      851,422
      Industrial
         Textile.........................     487,576      482,172      475,191      476,493      493,933
         Other...........................     726,399      696,413      668,765      654,551      653,830
      Other energy and wholesale(c)(e)...     476,862      460,849      441,777      391,803      449,545
      Other electric revenues............     152,742       44,970       37,568       78,859       45,520
                                           ----------   ----------   ----------   ----------   ----------
         Total electric revenues(d)......  $4,281,876   $3,961,484   $3,816,960   $3,705,131   $3,692,955
                                           ----------   ----------   ----------   ----------   ----------
                                           ----------   ----------   ----------   ----------   ----------
Number of Customers -- End of Year
  Residential............................   1,460,876    1,439,845    1,415,605    1,391,336    1,362,118
  General service(f).....................     232,272      227,675      222,917      224,642      216,960
  Industrial
    Textile..............................       1,396        1,390        1,385        1,398        1,408
    Other................................       7,338        7,314        7,255        7,325        7,310
  Other energy and wholesale(c)..........       7,957        7,773        7,605        7,405        7,249
                                           ----------   ----------   ----------   ----------   ----------
         Total customers.................   1,709,839    1,683,997    1,654,767    1,632,106    1,595,045
                                           ----------   ----------   ----------   ----------   ----------
                                           ----------   ----------   ----------   ----------   ----------
Average Annual Billed Revenue Per KWH
  Residential............................        7.32c        7.38c        7.10c        7.07c        7.09c
  General service........................        6.00         6.10         5.91         5.90         5.99
  Industrial.............................        4.31         4.36         4.35         4.37         4.43
  Other energy and wholesale(c)(e).......        4.21         4.45         4.36         3.74         3.76
System Average Heat Rate.................       9,921        9,974        9,996       10,007       10,013
System Load Factor.......................        60.2%        60.0%        59.4%        59.9%        61.8%

- ---------------
(a) Includes 100% of generation from the Catawba Nuclear Station.

(b) 1991 includes KWH of the Bad Creek Hydroelectric Station prior to commercial operation.

(c) Kilowatt-hour sales, Electric revenues and Net interchange and purchased power for the years 1989 and 1990 include a reclassification for certain power transactions previously classified as Net interchange and purchased power prior to a 1990 order of the Federal Energy Regulatory Commission.

(d) Does not reflect operating statistics, kilowatt-hour sales and revenues of Nantahala Power and Light Company.

(e) Includes sales to Nantahala Power and Light Company.

(f) 1991 restated to eliminate certain duplicate customers.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "DUK." The following table sets forth the high and low sale prices per share for the Common Stock as reported on the NYSE Composite Tape and the cash dividends paid per share of Common Stock for the periods indicated.

                                                                                         CASH
                                                                                       DIVIDENDS
                                                                    HIGH      LOW      PER SHARE
                                                                    ----      ---      ---------
1991:
  First Quarter................................................     30 3/4    26 3/4    $  0.41
  Second Quarter...............................................     29 3/8    27 1/4       0.41
  Third Quarter................................................     32 1/2    27 3/8       0.43
  Fourth Quarter...............................................     35        30 1/8       0.43
1992:
  First Quarter................................................     35        31 3/8       0.43
  Second Quarter...............................................     34 5/8    32           0.43
  Third Quarter................................................     36 1/2    34 1/8       0.45
  Fourth Quarter...............................................     37 1/2    34 5/8       0.45
1993:
  First Quarter................................................     39 7/8    35 3/8       0.45
  Second Quarter...............................................     41 3/8    37 1/8       0.45
  Third Quarter................................................     44 7/8    39 7/8       0.47
  Fourth Quarter...............................................     44        39           0.47
1994:
  First Quarter (through March 1)..............................     43        37 3/8

     For a recent reported price for the Common Stock, see the cover page of this Prospectus.

     The Company has paid cash dividends on its Common Stock in each year since 1926, and the Common Stock dividend has been increased in each of the last 18 years. A quarterly dividend of $0.47 per share was declared on January 25, 1994, payable on March 16, 1994 to shareholders of record on February 11, 1994. The purchasers of the shares of Common Stock offered hereby will not be entitled to such March dividend. Future dividends will depend upon future earnings, the financial condition of the Company and other factors affecting dividend policy that are not presently determinable.

     The Company has a Stock Purchase and Dividend Reinvestment Plan pursuant to which holders of its Common Stock may automatically reinvest their Common Stock dividends in shares of the Company's Common Stock. Holders who become participants in the Plan may also make optional cash payments (not more than $20,000 per calendar quarter) to be invested in shares of the Company's Common Stock.

                                USE OF PROCEEDS

     All of the shares of Common Stock offered hereby are being sold by the Selling Shareholder. The Company will not receive any of the proceeds of the Offerings.

                              SELLING SHAREHOLDER

     All of the shares of Common Stock offered hereby are being sold by The Duke Endowment (the "Selling Shareholder"). The Selling Shareholder owns, as of the date of this Prospectus, 26,070,200 shares of Common Stock, constituting approximately 13% of the outstanding shares of Common Stock. Upon completion of the Offerings and assuming that the Underwriters' over-allotment options are exercised in full, the Selling Shareholder will own 10,070,200 shares of Common Stock, constituting approximately 5% of the outstanding shares of Common Stock. The Selling Shareholder has no present intention to dispose of any additional shares of Common Stock.

     The Selling Shareholder is a common law trust established in 1924 by the late James B. Duke, the founder of the Company, for educational, hospital, religious and other charitable purposes. The Selling Shareholder has advised the Company that its Common Stock holdings constituted approximately 77% of its investment portfolio as of December 31, 1993 and provided almost 80% of its income for the year then ended and that it is selling the shares of Common Stock offered hereby to diversify its investment portfolio.

     The Selling Shareholder has 15 trustees, none of whom has been a director, officer or employee of the Company or has had a material relationship with the Company within the past three years, except for James C. Self, a trustee of the Selling Shareholder, who served as a director of the Company from April 30, 1982 until April 23, 1992.

     The trustees of the Selling Shareholder are also the trustees of The Doris Duke Trust, another common law trust established by James B. Duke, which, as of the date of this Prospectus, owns of record 3,906,396 shares of Common Stock, constituting approximately 2% of the outstanding shares of Common Stock. The Selling Shareholder believes it became entitled as remainderman to a distribution of 2,604,264 shares of such shares of Common Stock from The Doris Duke Trust as of the date of death of its principal income beneficiary. The Doris Duke Trust has commenced a proceeding seeking a determination as to the entitlement to such distribution and the matter is currently in litigation.

     The foregoing statements with respect to the Selling Shareholder are based upon information furnished to the Company by the Selling Shareholder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company is divided into four classes:
Common Stock, without par value, Preferred Stock of the par value of $100 per share ("Preferred Stock"), Preferred Stock A of the par value of $25 per share ("Preferred Stock A") and Preference Stock of the par value of $100 per share ("Preference Stock"). The number of authorized shares of Common Stock, Preferred Stock, Preferred Stock A and Preference Stock are 300,000,000, 12,500,000, 10,000,000 and 1,500,000, respectively. As of the date hereof, there are currently outstanding 14 series of Preferred Stock, 5 series of Preferred Stock A and no series of Preference Stock. The Preferred Stock, Preferred Stock A and Preference Stock together are hereinafter sometimes called the "Preferred Stocks."

     The following statements are summaries of certain provisions with respect to the Common Stock and the Preferred Stocks that are contained in the Company's Restated Articles of Incorporation (the "Articles"). Reference is made to the pertinent exhibits to the Registration Statement, which are incorporated herein by reference, for a full and complete statement of such provisions, and the following statements are qualified in their entirety by such reference.

COMMON STOCK

     Dividends may be paid on the Common Stock as determined by the Board of Directors out of funds legally available therefor but only if full dividends on all outstanding series of the Preferred Stocks for the then current and all prior dividend periods and any required sinking fund payments with respect to any outstanding series of such securities have been paid or provided for.

     The holders of the Common Stock have exclusive voting rights, except as otherwise provided by law, on the basis of one vote per share.

     Whenever dividends on any part of the Preferred Stock or of the Preferred Stock A are in arrears in an amount equivalent to the aggregate dividends required to be paid on such Preferred Stock or such Preferred Stock A in any period of 12 calendar months, the holders of the Preferred Stock as a class have the exclusive right to elect a majority of the authorized number of directors of the Company and the holders of the Preferred Stock A as a class have the exclusive right to elect two directors, which rights cease whenever all accrued and unpaid dividends have been paid in full. Whenever six quarterly dividends on any outstanding series of the Preference Stock are in arrears or any required sinking fund payments are in default, the holders of the Preference Stock as a class have the exclusive right to elect two directors of the Company which right ceases whenever all dividends and required sinking fund obligations in default have been paid in full or provided for. In addition, the consent of the holders of specified percentages of the Preferred Stock, Preferred Stock A or of the Preference Stock, or some or all of the holders of such classes, is required in connection with certain increases in authorized amounts or changes in stock senior to the Common Stock or in connection with any sale of substantially all of the Company's assets or certain mergers.

     The holders of the Common Stock are entitled in liquidation to share ratably in the assets of the Company after required preferential payments to the holders of the Preferred Stocks.

     The holders of the Common Stock have no cumulative voting rights, no preemptive rights and no conversion rights. The Common Stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions.

     The Company serves as transfer agent and First Union National Bank of North Carolina, Charlotte, N.C. serves as registrar for the Common Stock.

PREFERRED STOCKS

     The Preferred Stock, Preferred Stock A and Preference Stock may be issued in one or more series from time to time upon such consideration (not less than the par value thereof), upon such terms, and in such manner, and with such variations as to dividend rates (or method of calculation thereof), dividend payment dates, terms of redemption (at prices not less than the par value thereof), sinking fund provisions and conversion rights as may be determined by the Board of Directors without the approval of the shareholders.

CHANGE OF CONTROL

     The Articles provide for a classified Board of Directors consisting of three classes. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term and until their respective successors are elected and qualified.

     Certain provisions of the Articles require a greater than majority vote of the Company's shareholders. Under the Articles the affirmative vote of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of the Company entitled to vote generally in the election of directors of the Company voting together as a single class is required to alter, amend or repeal any of the provisions, including the percentage vote requirement, of the Article that classifies the Board of Directors into three classes, specifies the minimum and maximum size of the Board, provides that directors may be removed only for cause, provides that newly created directorships and vacancies on the Board may be filled only by the remaining directors and provides that no decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director.

     The provisions authorizing the Board of Directors to issue the Preferred Stocks without shareholder approval, the classified Board of Directors and the provisions requiring a greater than majority vote of shareholders in certain instances could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Shareholder has agreed to sell to each of the U.S. Underwriters named below, and each of the U.S. Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives, has severally agreed to purchase from the Selling Shareholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                               U.S. UNDERWRITER                                  COMMON STOCK
- ------------------------------------------------------------------------------   ------------
Goldman, Sachs & Co. .........................................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.....................................................
Morgan Stanley & Co. Incorporated.............................................
                                                                                 ------------
  Total.......................................................................    11,200,000
                                                                                 ------------
                                                                                 ------------

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $       per share. The U.S. Underwriters may allow,
and such dealers may reallow, a concession not in excess of $       per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Shareholder have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 2,800,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discount per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Merrill Lynch International Limited and Morgan Stanley International.

     Pursuant to an agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares offered hereby and other shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction (as used in this paragraph, the "United States") and to U.S. persons, which term shall mean for purposes of this paragraph (a) individuals resident in the United States and (b) corporations, partnerships or other entities organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as part of the International Offering and subject to certain exceptions, it (i) will not offer, sell or deliver shares of Common Stock, directly or indirectly, (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and
(ii) will cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Selling Shareholder has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,600,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 11,200,000 shares of Common Stock offered hereby. The Selling Shareholder has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 400,000 additional shares of Common Stock solely to cover over-allotments, if any. Any shares of Common Stock purchased pursuant to such over-allotment options will be purchased at the initial public offering price per share less the underwriting discount, as set forth on the cover page of this Prospectus.

     The Selling Shareholder has agreed not to offer, sell or otherwise dispose of any Common Stock, except for the shares of Common Stock offered in connection with the Offerings, for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The Company has agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except pursuant to employee benefit plans and the Stock Purchase and Dividend Reinvestment Plan, for a period of 90 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters.

     The Underwriters and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

     The financial statements included in the Company's current report on Form 8-K dated February 18, 1994, which are incorporated herein by reference, have been audited by Deloitte & Touche, as stated in their report appearing therein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered in the Offerings will be passed upon for the Company by Steve C. Griffith, Jr., Esq., Charlotte, North Carolina, and by Dewey Ballantine, New York, New York, and for the Underwriters by Willkie Farr & Gallagher, New York, New York. In giving their opinions, Dewey Ballantine and Willkie Farr & Gallagher may rely as to matters of local law upon the opinion of Mr. Griffith, who is a Director and Executive Vice President and the General Counsel of the Company. Mr. Griffith owns 36,904 shares of Common Stock of the Company, including 36,854 shares held under the Stock Purchase-Savings Program for Employees and the Employees' Stock Ownership Plan. Certain legal matters in connection with the Offerings will be passed upon for the Selling Shareholder by Dewey Ballantine.

- ------------------------------------------------------
- ------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                       ------
Available Information..................      2
Documents Incorporated by Reference....      2
Prospectus Summary.....................      3
The Company............................      5
Recent Developments....................      6
Selected Financial Data................      7
Non-Utility Subsidiary Data............      7
Selected Operating Statistics..........      8
Common Stock Price Range
  and Dividends........................      9
Use of Proceeds........................     10
Selling Shareholder....................     10
Description of Capital Stock...........     11
Underwriting...........................     13
Experts................................     15
Legal Matters..........................     15

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                               14,000,000 SHARES

                               DUKE POWER COMPANY

                                  COMMON STOCK
                              (WITHOUT PAR VALUE)
                          ---------------------------

                                     [LOGO]

                          ---------------------------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                      REPRESENTATIVES OF THE UNDERWRITERS

- ------------------------------------------------------
- ------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1994

                               14,000,000 SHARES

                               DUKE POWER COMPANY

                                  COMMON STOCK
                              (WITHOUT PAR VALUE)
                            ------------------------

     Of the 14,000,000 shares of Common Stock offered, 2,800,000 shares are being offered hereby in an international offering outside the United States and 11,200,000 shares are being offered in a concurrent offering in the United States. The initial public offering price and the aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

     All of the shares of Common Stock offered hereby are being sold by the Selling Shareholder. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the shares offered hereby.

     The Common Stock is listed on the New York Stock Exchange under the symbol "DUK." The last sale price of the Common Stock on March 1, 1994 as reported on the New York Stock Exchange Composite Tape was $38.50 per share. See "Common Stock Price Range and Dividends."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                          INITIAL PUBLIC        UNDERWRITING        PROCEEDS TO SELLING
                                          OFFERING PRICE        DISCOUNT(1)           SHAREHOLDER(2)
                                          --------------        ------------        -------------------
Per Share.............................          $                    $                      $
Total(3)..............................     $                    $                      $

- ---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $440,000 payable by the Selling Shareholder. Expenses payable by the Company are estimated to be $20,000.

(3) The Selling Shareholder has granted the Underwriters an option for 30 days to purchase up to an additional 2,000,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Selling
    Shareholder will be $      , $      and $      , respectively. See
    "Underwriting."

                            ------------------------
     The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about March   , 1994.

GOLDMAN SACHS INTERNATIONAL
                      MERRILL LYNCH INTERNATIONAL LIMITED

                                           MORGAN STANLEY INTERNATIONAL
                            ------------------------
                 The date of this Prospectus is March   , 1994

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences to a holder of Common Stock who is not a United States person (a "Foreign Holder") of the acquisition, ownership and disposition of the Common Stock. For these purposes, "United States person" means a citizen or resident (as specifically defined for United States federal income and estate tax purposes) of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The discussion does not address the particular facts and circumstances of each Foreign Holder's situation. Foreign Holders are urged to consult their own tax advisors with respect to the United States federal income and estate tax consequences of acquiring, holding and disposing of the Common Stock, as well as any tax consequences arising under the laws of any state, municipality or other taxing jurisdiction.

DIVIDENDS

     In general, dividends paid to a Foreign Holder will be subject to United States withholding tax at a 30% rate, or a lower rate prescribed by an applicable tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Foreign Holder within the United States. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. Treasury regulations proposed in 1984 would, if adopted in final form, require Foreign Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would have to contain the name and address of the holder and an official statement by the competent authority of the holder's country of residence attesting to the holder's status as a resident thereof. Dividends effectively connected with a trade or business carried on by the Foreign Holder within the United States generally will not be subject to withholding if the Foreign Holder files Internal Revenue Service Form 4224 with the payor of the dividend and will generally be subject to United States federal income tax at regular rates. In the case of a Foreign Holder that is a corporation, such effectively connected income may be subject to the branch profits tax which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits. The branch profits tax may not apply if the recipient is a qualified resident of one of certain countries with which the United States has an income tax treaty.

GAIN ON DISPOSITION

     Generally, a Foreign Holder will not be subject to United States federal income tax on any gain realized upon the disposition of shares of Common Stock unless (i) the Company is or has been during certain periods a "U.S. real property holding corporation" for federal income tax purposes and, assuming that the Common Stock is "regularly traded on an established securities market" for tax purposes, the Foreign Holder held, directly or indirectly at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held), more than 5% of the Common Stock of the Company;
(ii) the gain is effectively connected with a trade or business carried on by the Foreign Holder within the United States; (iii) the Foreign Holder is an individual who has a tax home (as specifically defined for United States federal income tax purposes) in the United States, holds the Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or (iv) the Foreign Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

FEDERAL ESTATE TAX

     Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United Sates at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

DIVIDEND REPORTING AND BACKUP WITHHOLDING REQUIREMENTS

     The Company must report annually to the Internal Revenue Service and to each Foreign Holder the amount of dividends paid to, and the tax withheld with respect to, each Foreign Holder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Under the provisions of a specific treaty or agreement, copies of these information returns may also be made available to the tax authorities in the country in which the Foreign Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on the Common Stock to a Foreign Holder at an address outside the United States.

     The payment of the proceeds from the disposition of shares of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner certifies under penalties of perjury its status as a Foreign Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to backup withholding and information reporting. However, in the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a United States person or a "U.S. related person," existing regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment is derived from activities that are effectively connected with the conduct of a United States trade or business. Proposed regulations contain a similar rule with respect to information reporting by a non-U.S. office of a broker that is a United States person or a U.S. related person. However, under the proposed regulations, such a person may rely on documentary evidence to avoid information reporting only if the foreign office "effects" the sale at such foreign office. The existing regulations reserve on the question of whether reportable payments made through foreign offices of a broker that is a United States person or a U.S. related person will be subject to backup withholding, but proposed regulations state that backup withholding will not apply to such payments (absent actual knowledge that the payee is a United States person) where the foreign office "effects" the sale at such foreign office. Any amounts withheld under the backup withholding rules from a payment to a Foreign Holder will be refunded (or credited against that Foreign Holder's United States federal income tax liability, if any) provided that the required information is furnished to the Internal Revenue Service.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Shareholder has agreed to sell to each of the International Underwriters named below, and each of the International Underwriters, for whom Goldman Sachs International, Merrill Lynch International Limited and Morgan Stanley International are acting as representatives, has severally agreed to purchase from the Selling Shareholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                          INTERNATIONAL UNDERWRITER                              COMMON STOCK
- ------------------------------------------------------------------------------   ------------
Goldman Sachs International...................................................
Merrill Lynch International Limited...........................................
Morgan Stanley International..................................................
                                                                                 ------------
  Total.......................................................................     2,800,000
                                                                                 ------------
                                                                                 ------------

     Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $     per share. The International Underwriters
may allow, and such dealers may reallow, a concession not in excess of $     per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Shareholder have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the United States Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 11,200,000 shares of Common Stock in the United States. The offering price and aggregate underwriting discount per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the United States offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the International Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it
(i) will not, directly or indirectly, offer, sell or deliver the shares offered hereby and other shares of Common Stock (a) in the United States (including the States and the District of

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Columbia), its territories, its possessions and other areas subject to its jurisdiction (as used in this paragraph, the "United States") or to any U.S. Persons (which term shall mean, for purposes of this paragraph: (I) any individual who is a resident of the United States or (II) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States) or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. Persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. Each of the U.S. Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the United States offering, and subject to certain exceptions, it will offer, sell and deliver shares of Common Stock, directly or indirectly, only in the United States and to U.S. Persons.

     Pursuant to the Agreement Between, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold will be the initial public offering price, less an amount not greater than the selling concession.

     The Selling Shareholder has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 400,000 additional shares of Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,800,000 shares of Common Stock offered hereby. The Selling Shareholder has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,600,000 additional shares of Common Stock solely to cover over-allotments, if any. Any shares of Common Stock purchased pursuant to such over-allotment options will be purchased at the initial public offering price per share less the underwriting discount, as set forth on the cover page of this Prospectus.

     The Selling Shareholder has agreed not to offer, sell or otherwise dispose of any Common Stock, except for the shares of Common Stock offered in connection with the Offerings, for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. The Company has agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except pursuant to employee benefit plans and the Stock Purchase and Dividend Reinvestment Plan, for a period of 90 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters.

     Each International Underwriter has agreed that (i) it has not offered or sold, and it will not offer or sell, in the United Kingdom by means of any document any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985 of Great Britain, (ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1989 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The Underwriters and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

     The financial statements included in the Company's current report on Form 8-K dated February 18, 1994, which are incorporated herein by reference, have been audited by Deloitte & Touche, as stated in their report appearing therein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Common Stock offered in the Offerings will be passed upon for the Company by Steve C. Griffith, Jr., Esq., Charlotte, North Carolina, and by Dewey Ballantine, New York, New York, and for the Underwriters by Willkie Farr & Gallagher, New York, New York. In giving their opinions, Dewey Ballantine and Willkie Farr & Gallagher may rely as to matters of local law upon the opinion of Mr. Griffith, who is a Director and Executive Vice President and the General Counsel of the Company. Mr. Griffith owns 36,904 shares of Common Stock of the Company, including 36,854 shares held under the Stock Purchase-Savings Program for Employees and the Employees' Stock Ownership Plan. Certain legal matters in connection with the Offerings will be passed upon for the Selling Shareholder by Dewey Ballantine.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

- ------------------------------------------------------
- ------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                       ------
Available Information..................      2
Documents Incorporated by Reference....      2
Prospectus Summary.....................      3
The Company............................      5
Recent Developments....................      6
Selected Financial Data................      7
Non-Utility Subsidiary Data............      7
Selected Operating Statistics..........      8
Common Stock Price Range
  and Dividends........................      9
Use of Proceeds........................     10
Selling Shareholder....................     10
Description of Capital Stock...........     11
Certain United States Tax Consequences
  to Non-United States Holders.........     13
Underwriting...........................     15
Experts................................     17
Legal Matters..........................     17

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                               14,000,000 SHARES

                               DUKE POWER COMPANY

                                  COMMON STOCK
                              (WITHOUT PAR VALUE)
                          ---------------------------

                                     [LOGO]

                          ---------------------------

                          GOLDMAN SACHS INTERNATIONAL
                          MERRILL LYNCH INTERNATIONAL
                                    LIMITED

                          MORGAN STANLEY INTERNATIONAL

                      REPRESENTATIVES OF THE UNDERWRITERS

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED):

                                                      TO BE PAID BY
                                                -------------------------
                                                  SELLING
                                                SHAREHOLDER     COMPANY          TOTAL
                                                -----------    ----------     -----------
        SEC Filing Fee*.......................   $ 213,463     $   -           $ 213,463
        Registrar Fees........................      -              6,000           6,000
        Printing Costs........................      90,000         -              90,000
        Engraving Costs.......................      -             14,000          14,000
        Legal Fees and Expenses...............     100,000         -             100,000
        Accounting Fees.......................      12,000         -              12,000
        Blue Sky Fees and Expenses............      10,000         -              10,000
        Miscellaneous.........................      14,537         -              14,537
                                                -----------    ----------     -----------
                  Total.......................   $ 440,000     $  20,000       $ 460,000
                                                -----------    ----------     -----------
                                                -----------    ----------     -----------

- ---------------

* Actual

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act and the By-Laws of the registrant permit indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (Securities Act). In addition, the registrant has purchased insurance permitted by the law of North Carolina on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

     Exhibits filed herewith:

    EXHIBIT
    NUMBER
    -------
      1(A)       -- Form of U.S. Underwriting Agreement.
      1(B)       -- Form of International Underwriting Agreement.
      4(B)       -- Articles of Amendment of registrant dated November 1, 1993 relating to the
                      6.375% Cumulative Preferred Stock A, 1993 Series.
      5          -- Opinion of Steve C. Griffith, Jr., Esq.
     23(A)       -- Independent Auditors' Consent.
     23(B)       -- Consent of Steve C. Griffith, Jr., Esq. (included in Exhibit 5).
     23(C)       -- Consent of Dewey Ballantine.
     24(A)       -- Copy of power of attorney authorizing Ellen T. Ruff and others to sign the registration statement on behalf of the registrant and certain of its directors and officers.
     24(B)       -- Certified copy of resolution of the Board of Directors of the registrant authorizing power of attorney.

     Exhibits incorporated herein by reference:

    EXHIBIT
    NUMBER
    ------
     4(A)      --   Restated Articles of Incorporation of registrant (filed with Form S-3, No.
                      33-50617, effective October 20, 1993, as Exhibit 4(A)).
     4(C)      --   By-Laws of registrant, as amended (filed with Form S-3, File No. 33-50584, effective August 11, 1992, as Exhibit 3(g)).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 15 above or in contractual arrangements pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 2ND DAY OF MARCH, 1994.

                                          DUKE POWER COMPANY
                                            Registrant

                                               By: W. S. LEE
                                                   Chairman and President

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

            SIGNATURE                               TITLE                           DATE
- ---------------------------------
     W. S. LEE                      Chairman and President                        March 2, 1994
                                      (Principal Executive Officer)
     RICHARD J. OSBORNE             Vice President and                            March 2, 1994
                                      Chief Financial Officer
                                      (Principal Financial Officer)
     DAVID L. HAUSER                Controller (Principal                         March 2, 1994
                                      Accounting Officer)



     ROBERT L. ALBRIGHT                 A majority of the Directors              March 2, 1994
     G. ALEX BERNHARDT                          (all below)
     C. C. BOWLES
     W. A. COLEY
     JOE T. FORD
     STEVE C. GRIFFITH, JR.
     W. H. GRIGG
     P. H. HENSON
     GEORGE R. HERBERT
     JAMES V. JOHNSON
     W. W. JOHNSON
     W. S. LEE
     MAX LENNON
     BUCK MICKEL
     REECE A. OVERCASH, JR.
     R. B. PRIORY

     ELLEN T. RUFF, by signing her name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

                                                       ELLEN T. RUFF
                                                      ELLEN T. RUFF
                                                     Attorney-in-fact

                                                                   EXHIBIT 23(A)

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Duke Power Company of our report dated February 11, 1994 appearing in the current report on Form 8-K of Duke Power Company dated February 18, 1994 and our report dated February 15, 1993 appearing in the Annual Report on Form 10-K of Duke Power Company for the year ended December 31, 1992 and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE
- ------------------------------
DELOITTE & TOUCHE

Charlotte, North Carolina
March 2, 1994

                                                                   EXHIBIT 23(B)

                               CONSENT OF COUNSEL

     The consent of Steve C. Griffith, Jr., Esq. is contained in his opinion filed as Exhibit 5 to this Registration Statement.

                                                                   EXHIBIT 23(C)

     We hereby consent to the reference to our firm under the heading "Legal Opinions" in the Prospectus forming a part of this Registration Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

DEWEY BALLANTINE
- ------------------------------
DEWEY BALLANTINE

New York, New York
March 2, 1994

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                                            EXHIBIT
    -------         ---------------------------------------------------------------------------
      1(A)       -- Form of U.S. Underwriting Agreement.
      1(B)       -- Form of International Underwriting Agreement.
      4(B)       -- Articles of Amendment of registrant dated November 1, 1993 relating to the
                      6.375% Cumulative Preferred Stock A, 1993 Series.
      5          -- Opinion of Steve C. Griffith, Jr., Esq.
     23(A)       -- Independent Auditors' Consent (see page II-4 of registration statement).
     23(B)       -- Consent of Steve C. Griffith, Jr., Esq. (included in Exhibit 5 -- see page
                      II-5 of registration statement).
     23(C)       -- Consent of Dewey Ballantine (see page II-6 of registration statement).
     24(A)       -- Copy of power of attorney authorizing Ellen T. Ruff and others to sign the registration statement on behalf of the registrant and certain of its directors and officers.
     24(B)       -- Certified copy of resolution of the Board of Directors of the registrant authorizing power of attorney.